Exhibit 99.1

CONTACTS:	Investor Relations Leslie Hunziker (201) 307-2100 investorrelations@hertz.com Media: Richard Broome (201)307-2486 rbroome@hertz.com

HERTZ REPORTS IMPROVED SECOND QUARTER

OPERATING RESULTS

•                  Worldwide revenues for the quarter of $1.9 billion, an increase of 7.1% year-over-year.

•                  Worldwide car rental revenues for the quarter up 9.3% year over year, with U.S. car rental revenues up 10.1%.

•                  Record worldwide car rental adjusted pre-tax income(1)  for the second quarter increased 21.9%, representing a 120 basis point margin improvement.

•                  Adjusted diluted earnings per share(1) for the quarter of $0.14 versus $0.12  in the prior year; GAAP diluted loss per share for the quarter of $0.06 versus earnings per share of $0.01 in the prior year.

•                  Cash flow after fleet growth(1) for the quarter improved $300.0 million, to $145.7 million, and cash flow from operations improved $235.5 million from the prior year, to $749.4 million.

Park Ridge, NJ (August 3, 2010) — Hertz Global Holdings, Inc. (NYSE: HTZ) (with its subsidiaries, the “Company” or “we”) reported second quarter 2010 worldwide revenues of $1.9 billion, an increase of 7.1% year-over-year (a 7.5% increase excluding the effects of foreign currency).  Worldwide car rental revenues for the quarter increased 9.3% (a 10.0% increase excluding the effects of foreign currency) to $1.6 billion.  Revenues from worldwide equipment rental for the second quarter were $265.8 million, down 4.0% (a 5.9% decrease excluding the effects of foreign currency) over the prior year period.

Second quarter 2010 adjusted pre-tax income(1) was $95.8 million, versus $81.1 million in the same period in 2009, and loss before income taxes (“pre-tax loss”), on a GAAP basis, was $6.2 million, versus income of $30.7 million in the second quarter of 2009.  The year-over-year decline in GAAP pre-tax income for the second quarter is attributable primarily to a gain, recorded in 2009, of $48.5 million related to the buyback of a portion of our Senior Notes and Senior Subordinated Notes.  Corporate EBITDA(1) for the second quarter of 2010 was $281.4 million, an increase of 0.2% from the same period in 2009.

Second quarter 2010 adjusted net income(1) was $58.5 million, versus $49.6 million in the same period of 2009, resulting in adjusted diluted earnings per share for the quarter of $0.14, compared with $0.12 per share for the second quarter of 2009.  Second quarter 2010 net loss, on a GAAP basis, was $25.1 million or a loss of $0.06 per share on a diluted basis, compared with net income of $3.9 million, or earnings of $0.01 per share on a diluted basis, for the second quarter of 2009.

Mark P.Frissora, the Company’s Chairman and Chief Executive Officer said, “The best example of our successful growth and efficiency strategy is the record second quarter 2010 performance of our largest business, U.S. car rental.  Compared with the pre-recession second quarter of 2007, U.S. RAC generated $32.5 million higher adjusted pre-tax income this year, representing a 350 bps margin improvement over  2007, on 7% lower revenues.  We have significantly reduced fleet and other costs while investing in 298 net new off-airport and 31 Advantage airport locations since April of 2009.  In the second quarter of 2010, U.S. car rental generated over 10% revenue growth, with double-digit increases in off-airport, corporate and inbound revenues, versus the same period in 2009, a result of our diversified global growth strategy, and an 18.6% year-over-year increase in adjusted pre-tax income.  Furthermore, we believe our other two major businesses, Europe RAC and Worldwide HERC, will achieve similar results when their volume levels increase closer to 2007 levels,” he added.

INCOME MEASUREMENTS, SECOND QUARTER 2010 & 2009

	Q2 2010			Q2 2009
(in millions, except per share amounts)	Pre-tax Income (Loss)	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Pre-tax Income (Loss)	Net Income (Loss)	Diluted Earnings Per Share
Earnings Measures, as reported (EPS based on 411.8M and 349.2M diluted shares, respectively)	$(6.2)	$(25.1)	$(0.06)	$30.7	$3.9	$0.01
Adjustments:
Purchase accounting	22.5			21.8
Non-cash debt charges	49.6			47.7
Restructuring and related charges	22.3			33.3
Derivative (gain) loss	0.6			(3.9)
Acquisition related costs	7.0			—
Gain on debt buyback	—			(48.5)
Adjusted pre-tax income	95.8	95.8		81.1	81.1
Assumed provision for income taxes at 34%		(32.6)			(27.6)
Noncontrolling interest		(4.7)			(3.9)
Earnings Measures, as adjusted (EPS based on 410.0M and 407.7M diluted shares, respectively)	$95.8	$58.5	$0.14	$81.1	$49.6	$0.12

The Company took $22.3 million in restructuring and related charges in the second quarter of 2010, primarily attributable to costs associated with the closure of equipment rental locations and process reengineering.  The Company expects the restructuring and related charges to diminish significantly throughout the remainder of 2010.

The Company ended the second quarter of 2010 with total debt of $11.69 billion and net corporate debt(1) of $3.64 billion, compared with total debt of $10.39 billion and net corporate debt of $3.78 billion as of March 31, 2010.  Total debt increased primarily due to seasonally higher fleet levels. Net cash provided by operating activities was $749.4 million in the second quarter of 2010, compared to $513.9 million last year.

WORLDWIDE CAR RENTAL

Worldwide car rental revenues were $1.6 billion for the second quarter of 2010, an increase of 9.3% (a 10.0% increase excluding the effects of foreign currency) from the prior year period. Transaction days for the quarter increased 8.9% [10.1% U.S.; 6.4% International]. U.S. off-airport total revenues for the second quarter increased 13.7% year-over-year, and transaction days increased 10.2%. Rental rate revenue per transaction day(1) (“RPD”) for the quarter decreased 0.1% from the prior year period [(1.2)% U.S.; 2.3% International].

Worldwide car rental adjusted pre-tax income for the second quarter of 2010 was $174.9 million, an increase of 21.9% from $143.5 million in the prior year period.  The result was driven by increased volume and strong cost management performance. As a result, worldwide car rental achieved an adjusted pre-tax margin, based on revenues, of 10.9% for the quarter, versus 9.7% in the prior year period.

The worldwide average number of Company-operated cars for the second quarter of 2010 was 448,100, an increase of 9.8% over the prior year period.

WORLDWIDE EQUIPMENT RENTAL

Worldwide equipment rental revenues were $265.8 million for the second quarter of 2010, a 4.0% decrease (a 5.9% decrease excluding the effects of foreign currency) from the prior year period.

Adjusted pre-tax income for worldwide equipment rental for the second quarter of 2010 was $14.4 million, versus $24.7 million in the prior year period, primarily attributable to the effects of reduced volume and pricing, partially offset by cost management initiatives.

The average acquisition cost of rental equipment operated during the second quarter of 2010 decreased by 4.9% year-over- year and net revenue earning equipment as of June 30, 2010 was $1,649.1 million, a 15.2% decrease from the amount as of June 30, 2009.

OUTLOOK

The Company reaffirms its full year 2010 revenue, Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share guidance, provided on April 26, 2010. The Company expects to generate worldwide revenues in the range of $7.5 billion to $7.7 billion, Corporate EBITDA in the range of $1.080 billion to $1.095 billion, adjusted pre-tax income in the range of $290 million to $305 million, and adjusted diluted earnings per share in the range of $0.43 to $0.45 (using the normalized tax rate of 34% and 410 million shares). Additionally, the Company projects annualized, incremental costs savings of $380 million in 2010, up from $300 million forecasted in the guidance provided on April 26, 2010.(2)

RESULTS OF THE HERTZ CORPORATION

The Company’s operating subsidiary, The Hertz Corporation (“Hertz”), posted the same revenues for the second quarter as the Company.  Hertz’s second quarter 2010 pre-tax income was $5.4 million versus the Company’s pre-tax loss of $6.2 million, primarily attributable to additional interest expense recognized by the Company on its 5.25% Convertible Senior Notes issued in May and June 2009.

(1)          Levered after-tax cash flow after fleet growth, or “Cash flow after fleet growth”, adjusted pre-tax income (loss), Corporate EBITDA, adjusted net income (loss), adjusted diluted earnings (loss) per share, net corporate debt and rental rate revenue per transaction day are non-GAAP measures.  See the accompanying Tables and Exhibit for the reconciliations and definitions for each of these non-GAAP measures and the reason the Company’s management believes that these measures provide useful information to investors regarding the Company’s financial condition and results of operations.

(2)          Management believes that Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share are useful in measuring the comparable results of the Company period-over-period.  The GAAP measures most directly comparable to Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share are cash flows from operating activities, pre-tax income and diluted earnings per share.  Because of the forward-looking nature of the Company’s forecasted Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share, specific quantifications of the amounts that would be required to reconcile forecasted cash flows from operating activities, pre-tax income and diluted earnings per share are not available.  The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to fair value accounting for its financial assets (which includes the Company’s derivative financial instruments), its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations.   Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Corporate EBITDA, adjusted pre-tax income and adjusted diluted earnings per share to forecasted cash flows from operating activities, pre-tax income and diluted earnings per share would imply a degree of precision that would be confusing or misleading to investors for the reasons indentified above.

CONFERENCE CALL INFORMATION

The Company’s second quarter 2010 earnings conference call will be held on Wednesday, August 4, 2010, at 10:00 a.m. (EDT). To access the conference call live, dial 800-230-1093 in the U.S. and 612-288-0340 for international callers using the passcode: 164596 or listen via webcast at www.hertz.com/investorrelations. The conference call will be available for replay one hour following the conclusion of the call until August 18, 2010 by calling 800-475-6701 in the U.S. or 320-365-3844 for international callers with the passcode: 164596.   The press release and related tables containing the reconciliations of non-GAAP measures will be available on our website, www.hertz.com/investorrelations.

ABOUT THE COMPANY

Hertz is the world’s largest general use car rental brand, operating from approximately 8,300 locations in 146 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 81 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Asia, Australia and New Zealand. In addition, the Company has licensee locations in cities and airports in Africa and the Middle East. Product and service initiatives such as Hertz #1 Club Gold®, NeverLost® customized, onboard navigation systems, SIRIUS XM Satellite Radio, and unique cars and SUVs offered through the Company’s Prestige, Fun and Green Collections, set Hertz apart from the competition. In 2008, the Company launched Connect by Hertz, entering the global car sharing market in London, New York City and Paris. Hertz also operates one of the world’s largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment, including tools and supplies, as well as new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers from approximately 325 branches in the United States, Canada, China, France, Spain and Italy.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning the Company’s outlook, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that the Company believes are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include:  our ability to consummate our contemplated acquisition of Dollar Thrifty Automotive Group, within the timeframe and upon the terms contemplated by our management; the risk that expected synergies, operational efficiencies and cost savings from the Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the operational and profitability impact of divestitures that may be required to be undertaken to secure regulatory approval of the Dollar Thrifty acquisition; overall strength and stability of general economic conditions, both in the United States and in global markets; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives; our ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; our ability to accurately estimate future levels of rental activity and adjust the size of our fleet accordingly; our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness; financial instability of insurance companies providing financial guarantees for our asset-backed securities; safety recalls by the manufacturers of our vehicles and equipment; a major disruption in our communication or centralized information networks; financial instability of the manufacturers of our vehicles and equipment; any impact on us from the actions of our licensees, dealers and independent contractors; our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; our ability to successfully integrate future acquisitions and complete future dispositions; costs and risks associated with litigation; risks related to our indebtedness, including our substantial amount of debt and our ability to incur substantially more debt; our ability to meet the financial and other covenants contained in our senior credit facilities, our outstanding unsecured senior notes and certain asset-backed funding arrangements; changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates; the effect of tangible and intangible asset impairment charges; and the impact of our derivative instruments, which can be affected by fluctuations in interest rates; our exposure to fluctuations in foreign exchange rates.  Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company therefore cautions you against relying on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables and Exhibit:

Table 1:	Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2010 and 2009
Table 2:	Condensed Consolidated Statements of Operations As Reported and As Adjusted for the Three and Six Months Ended June 30, 2010 and 2009
Table 3:	Segment and Other Information for the Three and Six Months Ended June 30, 2010 and 2009
Table 4:	Selected Operating and Financial Data as of or for the Three and Six Months Ended June 30, 2010 compared to June 30, 2009 and Selected Balance Sheet Data as of June 30, 2010 and December 31, 2009
Table 5:	Non-GAAP Reconciliations of Adjusted Pre-Tax Income (Loss) and Adjusted Net Income (Loss) for the Three and Six Months Ended June 30, 2010 and 2009
Table 6:

Non-GAAP Reconciliations of EBITDA, Corporate EBITDA, Unlevered Pre-Tax Cash Flow, Levered After-Tax Cash Flow Before Fleet Growth and Levered After-Tax Cash Flow After Fleet Growth for the Three and Six Months Ended June 30, 2010 and 2009

Table 7:

Non-GAAP Reconciliations of Operating Cash Flows to EBITDA for the Three and Six Months Ended June 30, 2010 and 2009, Net Corporate Debt, Net Fleet Debt and Total Net Debt as of June 30, 2010, 2009 and 2008, March 31, 2010 and 2009 and December 31, 2009 and 2008, Car Rental Rate Revenue per Transaction Day and Equipment Rental and Rental Related Revenue for the Three and Six Months Ended June 30, 2010 and 2009

Table 8:

Non-GAAP Reconciliations of EBITDA, Corporate EBITDA, Unlevered Pre-Tax Cash Flow, Levered After-Tax Cash Flow Before Fleet Growth and Levered After-Tax Cash Flow After Fleet Growth for the Twelve Months Ended June 30, 2010 and 2009

Table 9:	Non-GAAP Reconciliation of Total Net Cash Flow for the Three, Six and Twelve Months Ended June 30, 2010 and 2009

Exhibit 1: Non-GAAP Measures: Definitions and Use/Importance

Table 1

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

Unaudited

	Three Months Ended		As a Percentage
	June 30,		of Total Revenues
	2010	2009	2010	2009
Total revenues	$1,879.6	$1,754.5	100.0%	100.0%

Expenses:
Direct operating	1,075.0	988.6	57.2%	56.3%
Depreciation of revenue earning equipment	456.7	479.4	24.3%	27.3%
Selling, general and administrative	172.0	141.5	9.2%	8.1%
Interest expense	188.9	163.9	10.0%	9.3%
Interest and other income, net	(6.8)	(49.6)	(0.4)%	(2.8)%
Total expenses	1,885.8	1,723.8	100.3%	98.2%
Income (loss) before income taxes	(6.2)	30.7	(0.3)%	1.8%
Provision for taxes on income	(14.2)	(22.9)	(0.8)%	(1.4)%
Net income (loss)	(20.4)	7.8	(1.1)%	0.4%
Less: Net income attributable to noncontrolling interest	(4.7)	(3.9)	(0.2)%	(0.2)%
Net income (loss) attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(25.1)	$3.9	(1.3)%	0.2%

Weighted average number of shares outstanding:
Basic	411.8	343.7
Diluted	411.8	349.2

Earnings (loss) per share attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders:
Basic	$(0.06)	$0.01
Diluted	$(0.06)	$0.01

	Six Months Ended		As a Percentage
	June 30,		of Total Revenues
	2010	2009	2010	2009
Total revenues	$3,540.5	$3,319.4	100.0%	100.0%

Expenses:
Direct operating	2,088.0	1,943.9	59.0%	58.6%
Depreciation of revenue earning equipment	915.9	969.2	25.9%	29.2%
Selling, general and administrative	339.8	308.2	9.6%	9.3%
Interest expense	370.0	329.0	10.4%	9.9%
Interest and other income, net	(9.1)	(51.6)	(0.3)%	(1.6)%
Total expenses	3,704.6	3,498.7	104.6%	105.4%
Loss before income taxes	(164.1)	(179.3)	(4.6)%	(5.4)%
Benefit (provision) for taxes on income	(3.2)	26.7	(0.1)%	0.8%
Net loss	(167.3)	(152.6)	(4.7)%	(4.6)%
Less: Net income attributable to noncontrolling interest	(8.2)	(7.0)	(0.3)%	(0.2)%
Net loss attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(175.5)	$(159.6)	(5.0)%	(4.8)%

Weighted average number of shares outstanding:
Basic	411.3	333.6
Diluted	411.3	333.6

Loss per share attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders:
Basic	$(0.43)	$(0.48)
Diluted	$(0.43)	$(0.48)

Table 2

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

Unaudited

	Three Months Ended June 30, 2010				Three Months Ended June 30, 2009
	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Total revenues	$1,879.6	$—		$1,879.6	$1,754.5	$—		$1,754.5

Expenses:
Direct operating	1,075.0	(39.0	)(a)	1,036.0	988.6	(40.2	)(a)	948.4
Depreciation of revenue earning equipment	456.7	(3.1	)(b)	453.6	479.4	(2.4	)(b)	477.0
Selling, general and administrative	172.0	(10.3	)(c)	161.7	141.5	(8.6	)(c)	132.9
Interest expense	188.9	(49.6	)(d)	139.3	163.9	(47.7	)(d)	116.2
Interest and other income, net	(6.8)	—		(6.8)	(49.6)	48.5	(f)	(1.1)
Total expenses	1,885.8	(102.0)		1,783.8	1,723.8	(50.4)		1,673.4
Income (loss) before income taxes	(6.2)	102.0		95.8	30.7	50.4		81.1
Provision for taxes on income	(14.2)	(18.4	)(e)	(32.6)	(22.9)	(4.7	)(e)	(27.6)
Net income (loss)	(20.4)	83.6		63.2	7.8	45.7		53.5
Less: Net income attributable to noncontrolling interest	(4.7)	—		(4.7)	(3.9)	—		(3.9)
Net income (loss) attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(25.1)	$83.6		$58.5	$3.9	$45.7		$49.6

	Six Months Ended June 30, 2010				Six Months Ended June 30, 2009
	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Total revenues	$3,540.5	$—		$3,540.5	$3,319.4	$—		$3,319.4

Expenses:
Direct operating	2,088.0	(69.8	)(a)	2,018.2	1,943.9	(80.2	)(a)	1,863.7
Depreciation of revenue earning equipment	915.9	(5.8	)(b)	910.1	969.2	(9.7	)(b)	959.5
Selling, general and administrative	339.8	(16.6	)(c)	323.2	308.2	(29.7	)(c)	278.5
Interest expense	370.0	(98.4	)(d)	271.6	329.0	(72.7	)(d)	256.3
Interest and other income, net	(9.1)	—		(9.1)	(51.6)	48.5	(f)	(3.1)
Total expenses	3,704.6	(190.6)		3,514.0	3,498.7	(143.8)		3,354.9
Income (loss) before income taxes	(164.1)	190.6		26.5	(179.3)	143.8		(35.5)
Benefit (provision) for taxes on income	(3.2)	(5.8	)(e)	(9.0)	26.7	(14.6	)(e)	12.1
Net income (loss)	(167.3)	184.8		17.5	(152.6)	129.2		(23.4)
Less: Net income attributable to noncontrolling interest	(8.2)	—		(8.2)	(7.0)	—		(7.0)
Net income (loss) attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(175.5)	$184.8		$9.3	$(159.6)	$129.2		$(30.4)

(a)         Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of certain revalued liabilities relating to purchase accounting.  For the three months ended June 30, 2010 and 2009, also includes restructuring and restructuring related charges of $19.7 million and $24.5 million, respectively.   For the six months ended June 30, 2010 and 2009, also includes restructuring and restructuring related charges of $31.1 million and $47.0 million.  For the three and six months ended June 30, 2009, also includes gasoline hedge gains of $3.9 million and $4.9 million, respectively.

(b)        Represents the increase in depreciation of revenue earning equipment based upon its revaluation relating to purchase accounting.

(c)         Represents an increase in depreciation of property and equipment relating to purchase accounting. For the three months ended June 30, 2010 and 2009, also includes restructuring and restructuring related charges of $2.6 million and $8.8 million, respectively.  For the six months ended June 30, 2010 and 2009, also includes restructuring and restructuring related charges of $7.2 and $24.7 million, respectively.  For all periods presented, also includes other adjustments which are detailed in Table 5.

(d)        Represents non-cash debt charges relating to the amortization of deferred debt financing costs and debt discounts.  For the three months ended June 30, 2010 and 2009, also includes $18.0 million and $22.3 million, respectively, associated with the amortization of amounts pertaining to the de-designation of our interest rate swaps as effective hedging instruments.   For the six months ended June 30, 2010 and 2009, also includes $38.9 million and $29.8 million, respectively, associated with the amortization of amounts pertaining to the de-designation of our interest rate swaps as effective hedging instruments.

(e)         Represents a provision for income taxes derived utilizing a normalized income tax rate (34% for 2010 and 2009).

(f)           Represents a gain (net of transaction costs) recorded in connection with the buyback of portions of our Senior Notes and Senior Subordinated Notes during the three months ended June 30, 2009.

Table 3

HERTZ GLOBAL HOLDINGS, INC.

SEGMENT AND OTHER  INFORMATION

(In millions, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Car rental	$1,611.4	$1,474.7	$3,033.1	$2,757.6
Equipment rental	265.8	277.0	502.8	556.5
Other reconciling items	2.4	2.8	4.6	5.3
	$1,879.6	$1,754.5	$3,540.5	$3,319.4

Depreciation of property and equipment:
Car rental	$29.0	$31.1	$58.2	$58.4
Equipment rental	8.6	9.7	17.5	19.0
Other reconciling items	1.3	1.6	2.8	3.1
	$38.9	$42.4	$78.5	$80.5

Amortization of other intangible assets:
Car rental	$7.8	$9.2	$15.6	$16.6
Equipment rental	8.2	8.2	16.5	16.3
Other reconciling items	0.3	0.2	0.6	0.2
	$16.3	$17.6	$32.7	$33.1

Income (loss) before income taxes:
Car rental	$121.4	$80.3	$91.3	$(9.9)
Equipment rental	(15.8)	(1.7)	(39.2)	(26.5)
Other reconciling items	(111.8)	(47.9)	(216.2)	(142.9)
	$(6.2)	$30.7	$(164.1)	$(179.3)

Corporate EBITDA (a):
Car rental	$197.3	$173.6	$251.7	$162.7
Equipment rental	94.3	118.2	174.3	231.1
Other reconciling items	(10.2)	(11.1)	(27.4)	(21.2)
	$281.4	$280.7	$398.6	$372.6

Adjusted pre-tax income (loss) (a):
Car rental	$174.9	$143.5	$202.0	$110.0
Equipment rental	14.4	24.7	9.4	25.4
Other reconciling items	(93.5)	(87.1)	(184.9)	(170.9)
	$95.8	$81.1	$26.5	$(35.5)

Adjusted net income (loss) (a):
Car rental	$115.4	$94.7	$133.3	$72.6
Equipment rental	9.5	16.3	6.2	16.8
Other reconciling items	(66.4)	(61.4)	(130.2)	(119.8)
	$58.5	$49.6	$9.3	$(30.4)

Adjusted diluted number of shares outstanding (a)	410.0	407.7	410.0	407.7

Adjusted diluted earnings (loss) per share (a)	$0.14	$0.12	$0.02	$(0.07)

(a)                       Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

Note:        “Other Reconciling Items” includes general corporate expenses, certain interest expense (including net interest on corporate debt), as well as other business activities such as our third-party claim management services.  See Tables 5 and 6.

Table 4

HERTZ GLOBAL HOLDINGS, INC.

SELECTED OPERATING AND FINANCIAL DATA

Unaudited

	Three	Percent	Six	Percent
	Months	change	Months	change
	Ended, or as	from	Ended, or as	from
	of June 30,	prior year	of June 30,	prior year
	2010	period	2010	period

Selected Car Rental Operating Data

Worldwide number of transactions (in thousands)	6,821	7.0%	12,678	6.3%
Domestic	5,021	8.5%	9,418	8.6%
International	1,800	3.1%	3,260	0.2%

Worldwide transaction days (in thousands)	32,194	8.9%	60,310	7.2%
Domestic	22,061	10.1%	42,001	9.2%
International	10,133	6.4%	18,309	2.9%

Worldwide rental rate revenue per transaction day (a)	$43.42	(0.1)%	$43.24	0.1%
Domestic	$41.07	(1.2)%	$41.49	(0.5)%
International (b)	$48.52	2.3%	$47.26	1.8%

Worldwide average number of company-operated cars during period	448,100	9.8%	432,900	9.4%
Domestic	300,000	10.8%	296,800	11.9%
International	148,100	7.9%	136,100	4.3%

Worldwide revenue earning equipment, net (in millions)	$8,762.1	19.0%	$8,762.1	19.0%

Selected Worldwide Equipment Rental Operating Data

Rental and rental related revenue (in millions) (a) (b)	$239.4	(5.6)%	$455.0	(12.2)%
Same store revenue decline, including initiatives (a) (b)	(5.1)%	N/M	(11.4)%	N/M
Average acquisition cost of revenue earning equipment operated during period (in millions)	$2,703.7	(4.9)%	$2,741.3	(5.8)%
Worldwide revenue earning equipment, net (in millions)	$1,649.1	(15.2)%	$1,649.1	(15.2)%

Other Financial Data (in millions)

Cash flows provided by operating activities	$749.4	45.8%	$1,050.6	50.4%
Levered after-tax cash flow before fleet growth (a)	260.1	(61.5)%	578.6	53.1%
Levered after-tax cash flow after fleet growth (a)	145.7	N/M	(3.0)	98.4%
Total net cash flow (a)	(745.8)	(482.7)%	(1,127.6)	N/M
EBITDA (a)	684.4	(6.5)%	1,218.4	(0.6)%
Corporate EBITDA (a)	281.4	0.2%	398.6	7.0%

Selected Balance Sheet Data (in millions)

	June30,	December31,
	2010	2009
Cash and cash equivalents	$896.8	$985.6
Total revenue earning equipment, net	10,411.2	8,851.6
Total assets	17,855.8	16,002.4
Total debt	11,693.8	10,364.4
Net corporate debt (a)	3,636.6	3,633.6
Net fleet debt (a)	6,417.0	5,380.0
Total net debt (a)	10,053.6	9,013.6
Total equity	1,913.7	2,097.4

(a)         Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

(b)        Based on 12/31/09 foreign exchange rates.

N/M Percentage change not meaningful.

Table 5

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions, except per share amounts)

Unaudited

ADJUSTED PRE-TAX INCOME (LOSS) AND  ADJUSTED NET INCOME (LOSS)

	Three Months Ended June 30, 2010				Three Months Ended June 30, 2009
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
Total revenues:	$1,611.4	$265.8	$2.4	$1,879.6	$1,474.7	$277.0	$2.8	$1,754.5
Expenses:
Direct operating and selling, general and administrative	1,010.2	204.4	32.4	1,247.0	920.6	189.8	19.7	1,130.1
Depreciation of revenue earning equipment	389.7	67.0	—	456.7	404.2	75.2	—	479.4
Interest expense	96.9	10.2	81.8	188.9	70.2	13.7	80.0	163.9
Interest and other income, net	(6.8)	—	—	(6.8)	(0.6)	—	(49.0)	(49.6)
Total expenses	1,490.0	281.6	114.2	1,885.8	1,394.4	278.7	50.7	1,723.8
Income (loss) before income taxes	121.4	(15.8)	(111.8)	(6.2)	80.3	(1.7)	(47.9)	30.7
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	9.7	8.9	0.8	19.4	9.9	8.8	0.7	19.4
Depreciation of revenue earning equipment	—	3.1	—	3.1	—	2.4	—	2.4
Non-cash debt charges (b)	37.7	2.2	9.7	49.6	34.9	2.3	10.5	47.7
Restructuring charges (c)	4.2	16.0	0.1	20.3	9.8	12.8	(0.6)	22.0
Restructuring related charges (c)	1.9	—	0.1	2.0	8.6	0.1	2.6	11.3
Derivative (gains) losses (c)	—	—	0.6	0.6	—	—	(3.9)	(3.9)
Acquisition related costs (d)	—	—	7.0	7.0	—	—	—	—
Gain on debt buyback (e)	—	—	—	—	—	—	(48.5)	(48.5)
Adjusted pre-tax income (loss)	174.9	14.4	(93.5)	95.8	143.5	24.7	(87.1)	81.1
Assumed (provision) benefit for income taxes of 34%	(59.5)	(4.9)	31.8	(32.6)	(48.8)	(8.4)	29.6	(27.6)
Noncontrolling interest	—	—	(4.7)	(4.7)	—	—	(3.9)	(3.9)
Adjusted net income (loss)	$115.4	$9.5	$(66.4)	$58.5	$94.7	$16.3	$(61.4)	$49.6

Adjusted diluted number of shares outstanding				410.0				407.7

Adjusted diluted earnings per share				$0.14				$0.12

	Six Months Ended June 30, 2010				Six Months Ended June 30, 2009
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total
Total revenues:	$3,033.1	$502.8	$4.6	$3,540.5	$2,757.6	$556.5	$5.3	$3,319.4
Expenses:
Direct operating and selling, general and administrative	1,986.5	383.7	57.6	2,427.8	1,825.8	380.9	45.4	2,252.1
Depreciation of revenue earning equipment	778.0	137.9	—	915.9	795.3	173.9	—	969.2
Interest expense	186.2	20.4	163.4	370.0	147.9	28.3	152.8	329.0
Interest and other income, net	(8.9)	—	(0.2)	(9.1)	(1.5)	(0.1)	(50.0)	(51.6)
Total expenses	2,941.8	542.0	220.8	3,704.6	2,767.5	583.0	148.2	3,498.7
Income (loss) before income taxes	91.3	(39.2)	(216.2)	(164.1)	(9.9)	(26.5)	(142.9)	(179.3)
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	19.5	17.7	1.6	38.8	19.3	17.6	1.2	38.1
Depreciation of revenue earning equipment	—	5.8	—	5.8	—	9.7	—	9.7
Non-cash debt charges (b)	74.7	4.1	19.6	98.4	54.2	4.6	13.9	72.7
Restructuring charges (c)	9.5	20.9	0.6	31.0	24.9	19.8	6.8	51.5
Restructuring related charges (c)	7.0	0.1	0.2	7.3	17.2	0.2	2.8	20.2
Derivative (gains) losses (c)	—	—	2.3	2.3	—	—	(4.9)	(4.9)
Acquisition related costs (d)	—	—	7.0	7.0	—	—	—	—
Third party bankruptcy reserve (f)	—	—	—	—	4.3	—	—	4.3
Management transition costs (f)	—	—	—	—	—	—	0.7	0.7
Gain on debt buyback (e)	—	—	—	—	—	—	(48.5)	(48.5)
Adjusted pre-tax income (loss)	202.0	9.4	(184.9)	26.5	110.0	25.4	(170.9)	(35.5)
Assumed (provision) benefit for income taxes of 34%	(68.7)	(3.2)	62.9	(9.0)	(37.4)	(8.6)	58.1	12.1
Noncontrolling interest	—	—	(8.2)	(8.2)	—	—	(7.0)	(7.0)
Adjusted net income (loss)	$133.3	$6.2	$(130.2)	$9.3	$72.6	$16.8	$(119.8)	$(30.4)

Adjusted diluted number of shares outstanding				410.0				407.7

Adjusted diluted earnings (loss) per share				$0.02				$(0.07)

(a)

Represents the purchase accounting effects of the acquisition of all of Hertz’s common stock on December 21, 2005 on our results of operations relating to increased depreciation and amortization of tangible and intangible assets and accretion of workers’ compensation and public liability and property damage liabilities. Also represents the purchase accounting effects of subsequent acquisitions on our results of operations relating to increased amortization of intangible assets.

(b)

Represents non-cash debt charges relating to the amortization of deferred debt financing costs and debt discounts.  For the three months ended June 30, 2010 and 2009, also includes $18.0 million and $22.3 million, respectively, associated with the amortization of amounts pertaining to the de-designation of our interest rate swaps as effective hedging instruments.  For the six months ended June 30, 2010 and 2009, also includes $38.9 million and $29.8 million, respectively, associated with the amortization of amounts pertaining to the de-designation of our interest rate swaps as effective hedging instruments.

(c)	Amounts are included within direct operating and selling, general and administrative expense in our statement of operations.
(d)

Represents costs incurred in connection with the potential acquisition of Dollar Thrifty Automotive Group, Inc. which are included within selling, general and administrative expense in our statement of operations.

(e)	Amount is included within interest and other income, net in our statement of operations.
(f)	Amounts are included within selling, general and administrative expense in our statement of operations.

Table 6

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions)

Unaudited

EBITDA, CORPORATE EBITDA, UNLEVERED PRE-TAX CASH FLOW, LEVERED AFTER-TAX CASH FLOW BEFORE  FLEET GROWTH AND AFTER FLEET GROWTH

	Three Months Ended June 30, 2010				Three Months Ended June 30, 2009
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Income (loss) before income taxes	$121.4	$(15.8)	$(111.8)	$(6.2)	$80.3	$(1.7)	$(47.9)	$30.7
Depreciation, amortization and other purchase accounting	427.4	83.9	1.9	513.2	446.4	93.3	2.5	542.2
Interest, net of interest income	90.1	10.2	81.8	182.1	69.6	13.7	79.5	162.8
Noncontrolling interest	—	—	(4.7)	(4.7)	—	—	(3.9)	(3.9)
EBITDA	638.9	78.3	(32.8)	684.4	596.3	105.3	30.2	731.8
Adjustments:
Car rental fleet interest	(95.1)	—	—	(95.1)	(71.4)	—	—	(71.4)
Car rental fleet depreciation	(389.7)	—	—	(389.7)	(404.2)	—	—	(404.2)
Non-cash expenses and charges (a)	37.1	—	15.4	52.5	34.5	—	9.1	43.6
Extraordinary, unusual or non-recurring gains and losses (b)	6.1	16.0	7.2	29.3	18.4	12.9	(50.4)	(19.1)
Corporate EBITDA	$197.3	$94.3	$(10.2)	281.4	$173.6	$118.2	$(11.1)	280.7
Equipment rental maintenance capital expenditures, net				(61.8)				(70.8)
Non-fleet capital expenditures, net				(25.6)				(33.4)
Changes in working capital				238.5				161.6
Changes in other assets and liabilities				(94.4)				413.1
Unlevered pre-tax cash flow (c)				338.1				751.2
Corporate net cash interest				(71.9)				(69.5)
Corporate cash taxes				(6.1)				(6.2)
Levered after-tax cash flow before fleet growth (c)				260.1				675.5
Equipment rental fleet growth capital expenditures				91.2				61.3
Car rental net fleet equity requirement				(205.6)				(891.1)
Levered after-tax cash flow after fleet growth (c)				$145.7				$(154.3)

	Six Months Ended June 30, 2010				Six Months Ended June 30, 2009
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Income (loss) before income taxes	$91.3	$(39.2)	$(216.2)	$(164.1)	$(9.9)	$(26.5)	$(142.9)	$(179.3)
Depreciation, amortization and other purchase accounting	853.6	172.1	4.1	1,029.8	872.2	209.4	4.0	1,085.6
Interest, net of interest income	177.3	20.4	163.2	360.9	146.4	28.2	151.3	325.9
Noncontrolling interest	—	—	(8.2)	(8.2)	—	—	(7.0)	(7.0)
EBITDA	1,122.2	153.3	(57.1)	1,218.4	1,008.7	211.1	5.4	1,225.2
Adjustments:
Car rental fleet interest	(183.0)	—	—	(183.0)	(150.5)	—	—	(150.5)
Car rental fleet depreciation	(778.0)	—	—	(778.0)	(795.3)	—	—	(795.3)
Non-cash expenses and charges (a)	74.0	—	21.9	95.9	53.4	—	16.5	69.9
Extraordinary, unusual or non-recurring gains and losses (b)	16.5	21.0	7.8	45.3	46.4	20.0	(43.1)	23.3
Corporate EBITDA	$251.7	$174.3	$(27.4)	398.6	$162.7	$231.1	$(21.2)	372.6
Equipment rental maintenance capital expenditures, net				(128.0)				(159.8)
Non-fleet capital expenditures, net				(47.1)				(35.0)
Changes in working capital				709.1				173.2
Changes in other assets and liabilities				(174.6)				186.9
Unlevered pre-tax cash flow (c)				758.0				537.9
Corporate net cash interest				(148.7)				(146.0)
Corporate cash taxes				(30.7)				(14.0)
Levered after-tax cash flow before fleet growth (c)				578.6				377.9
Equipment rental fleet growth capital expenditures				177.4				235.0
Car rental net fleet equity requirement				(759.0)				(803.9)
Levered after-tax cash flow after fleet growth (c)				$(3.0)				$(191.0)

Table 6 (pg. 2)

(a)	As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of certain non-cash expenses and charges. The adjustments reflect the following:

NON-CASH EXPENSES AND CHARGES

	Three Months Ended June 30, 2010				Three Months Ended June 30, 2009
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Non-cash amortization of debt costs included in car rental fleet interest	$37.1	$—	$—	$37.1	$34.5	$—	$—	$34.5
Non-cash stock-based employee compensation charges	—	—	10.3	10.3	—	—	9.1	9.1
Non-cash charges for public liability and property damage	—	—	4.5	4.5	—	—	—	—
Derivative losses	—	—	0.6	0.6	—	—	—	—
Total non-cash expenses and charges	$37.1	$—	$15.4	$52.5	$34.5	$—	$9.1	$43.6

NON-CASH EXPENSES AND CHARGES

	Six Months Ended June 30, 2010				Six Months Ended June 30, 2009
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Non-cash amortization of debt costs included in car rental fleet interest	$74.0	$—	$—	$74.0	$53.4	$—	$—	$53.4
Non-cash stock-based employee compensation charges	—	—	19.3	19.3	—	—	16.5	16.5
Non-cash charges for public liability and property damage	—	—	0.3	0.3	—	—	—	—
Derivative losses	—	—	2.3	2.3	—	—	—	—
Total non-cash expenses and charges	$74.0	$—	$21.9	$95.9	$53.4	$—	$16.5	$69.9

(b)

As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of extraordinary, unusual or non-recurring gains or losses or charges or credits.  The adjustments reflect the following:

EXTRAORDINARY, UNUSUAL OR NON-RECURRING ITEMS

	Three Months Ended June 30, 2010				Three Months Ended June 30, 2009
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Restructuring charges	$4.2	$16.0	$0.1	$20.3	$9.8	$12.8	$(0.6)	$22.0
Restructuring related charges	1.9	—	0.1	2.0	8.6	0.1	2.6	11.3
Acquisition related costs	—	—	7.0	7.0	—	—	—	—
Gain on debt buyback	—	—	—	—	—	—	(48.5)	(48.5)
Derivative gains	—	—	—	—	—	—	(3.9)	(3.9)
Total extraordinary, unusual or non-recurring items	$6.1	$16.0	$7.2	$29.3	$18.4	$12.9	$(50.4)	$(19.1)

EXTRAORDINARY, UNUSUAL OR NON-RECURRING ITEMS

	Six Months Ended June 30, 2010				Three Months Ended June 30, 2009
			Other				Other
	Car	Equipment	Reconciling		Car	Equipment	Reconciling
	Rental	Rental	Items	Total	Rental	Rental	Items	Total

Restructuring charges	$9.5	$20.9	$0.6	$31.0	$24.9	$19.8	$6.8	$51.5
Restructuring related charges	7.0	0.1	0.2	7.3	17.2	0.2	2.8	20.2
Acquisition related costs	—	—	7.0	7.0	—	—	—	—
Third-party bankruptcy reserve	—	—	—	—	4.3	—	—	4.3
Gain on debt buyback	—	—	—	—	—	—	(48.5)	(48.5)
Derivative gains	—	—	—	—	—	—	(4.9)	(4.9)
Management transition costs	—	—	—	—	—	—	0.7	0.7
Total extraordinary, unusual or non-recurring items	$16.5	$21.0	$7.8	$45.3	$46.4	$20.0	$(43.1)	$23.3

(c) Amounts include the effect of fluctuations in foreign currency.

Table 7

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions, except as noted)

Unaudited

RECONCILIATION FROM OPERATING CASH FLOWS TO EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net cash provided by operating activities	$749.4	$513.9	$1,050.6	$698.4
Amortization of debt costs	(31.7)	(25.3)	(59.6)	(42.8)
Provision for losses on doubtful accounts	(5.2)	(8.3)	(10.3)	(16.6)
Derivative gains (losses)	(4.3)	3.0	(6.0)	4.1
Gain on sale of property and equipment	1.8	—	2.2	1.3
Amortization of cash flow hedges	(18.0)	(22.3)	(38.9)	(29.8)
Stock-based compensation charges	(10.3)	(9.1)	(19.3)	(16.5)
Asset writedowns	(11.6)	(10.0)	(12.3)	(13.1)
Noncontrolling interest	(4.7)	(3.9)	(8.2)	(7.0)
Deferred income taxes	36.1	(12.5)	3.8	(19.7)
Provision (benefit) for taxes on income	14.2	22.9	3.2	(26.7)
Interest expense, net of interest income	182.1	162.8	360.9	325.9
Changes in assets and liabilities	(213.4)	120.6	(47.7)	367.7
EBITDA	$684.4	$731.8	$1,218.4	$1,225.2

NET CORPORATE DEBT, NET FLEET DEBT AND TOTAL NET DEBT

	June 30,	March 31,	December 31,	June 30,	March 31,	December 31,	June 30,
	2010	2010	2009	2009	2009	2008	2008

Corporate Debt
Debt, less:	$11,693.8	$10,387.9	$10,364.4	$9,795.8	$9,692.6	$10,972.3	$12,693.8
U.S Fleet Debt and Pre-Acquisition Notes	5,217.4	4,284.5	4,058.3	3,370.2	3,679.5	4,254.5	4,698.0
International facilities	1,593.1	1,170.1	1,413.9	1,556.0	1,280.2	1,871.4	2,765.9
Fleet Financing Facility	162.5	162.3	147.2	144.5	159.4	149.3	158.1
Canadian Fleet Financing Facility	115.2	96.3	55.6	53.0	72.7	111.6	245.0
Fleet Debt	$7,088.2	$5,713.2	$5,675.0	$5,123.7	$5,191.8	$6,386.8	$7,867.0
Corporate Debt	$4,605.6	$4,674.7	$4,689.4	$4,672.1	$4,500.8	$4,585.5	$4,826.8

Corporate Restricted Cash
Restricted Cash, less:	$743.4	$221.3	$365.2	$188.5	$323.4	$731.4	$161.4
Restricted Cash Associated with Fleet Debt	(671.2)	(129.6)	(295.0)	(95.3)	(233.4)	(557.2)	(58.4)
Corporate Restricted Cash	$72.2	$91.7	$70.2	$93.2	$90.0	$174.2	$103.0

Net Corporate Debt
Corporate Debt, less:	$4,605.6	$4,674.7	$4,689.4	$4,672.1	$4,500.8	$4,585.5	$4,826.8
Cash and Cash Equivalents	(896.8)	(800.7)	(985.6)	(570.9)	(557.1)	(594.3)	(811.4)
Corporate Restricted Cash	(72.2)	(91.7)	(70.2)	(93.2)	(90.0)	(174.2)	(103.0)
Net Corporate Debt	$3,636.6	$3,782.3	$3,633.6	$4,008.0	$3,853.7	$3,817.0	$3,912.4

Net Fleet Debt
Fleet Debt, less:	$7,088.2	$5,713.2	$5,675.0	$5,123.7	$5,191.8	$6,386.8	$7,867.0
Restricted Cash Associated with Fleet Debt	(671.2)	(129.6)	(295.0)	(95.3)	(233.4)	(557.2)	(58.4)
Net Fleet Debt	$6,417.0	$5,583.6	$5,380.0	$5,028.4	$4,958.4	$5,829.6	$7,808.6

Total Net Debt	$10,053.6	$9,365.9	$9,013.6	$9,036.4	$8,812.1	$9,646.6	$11,721.0

CAR RENTAL RATE REVENUE PER TRANSACTION DAY (a)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Car rental segment revenues (b)	$1,611.4	$1,474.7	$3,033.1	$2,757.6
Non-rental rate revenue (c)	(263.2)	(225.5)	(486.3)	(422.6)
Foreign currency adjustment	49.6	35.6	61.2	94.2
Rental rate revenue	$1,397.8	$1,284.8	$2,608.0	$2,429.2
Transactions days (in thousands)	32,194	29,574	60,310	56,257
Rental rate revenue per transaction day (in whole dollars)	$43.42	$43.44	$43.24	$43.18

EQUIPMENT RENTAL AND RENTAL RELATED REVENUE (a)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Equipment rental segment revenues	$265.8	$277.0	$502.8	$556.5
Equipment sales and other revenue	(28.7)	(29.9)	(50.8)	(56.3)
Foreign currency adjustment	2.3	6.4	3.0	17.9
Rental and rental related revenue	$239.4	$253.5	$455.0	$518.1

(a)         Based on 12/31/09 foreign exchange rates.

(b)        Includes U.S. off-airport revenues of $264.3 million and $232.5 million for the three months ended June 30, 2010 and 2009, respectively, and $495.9 million and $445.1 million for the six months ended June 30, 2010 and 2009, respectively.

(c)         Consists of domestic revenues of $166.5 million and $140.8 million and international revenues of $96.7 million and $84.7 million for the three months ended June 30, 2010 and 2009, respectively, and domestic revenues of $314.6 million and $267.5 million and international revenues of $171.7 million and $155.1 million for the six months ended June 30, 2010 and 2009, respectively.

Table 8

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions)

Unaudited

EBITDA, CORPORATE EBITDA, UNLEVERED PRE-TAX CASH FLOW, LEVERED AFTER-TAX CASH FLOW BEFORE  FLEET GROWTH AND AFTER FLEET GROWTH

	Last Twelve	Six	Six
	Months Ended	Months Ended	Months Ended	Year Ended
	June 30,	June 30,	June 30,	December 31,
	2010	2010	2009	2009

Loss before income taxes	$(155.8)	$(164.1)	$(179.3)	$(171.0)
Depreciation, amortization and other purchase accounting	2,106.6	1,029.8	1,085.6	2,162.4
Interest, net of interest income	699.3	360.9	325.9	664.3
Noncontrolling interest	(15.9)	(8.2)	(7.0)	(14.7)
EBITDA	2,634.2	1,218.4	1,225.2	2,641.0
Adjustments:
Car rental fleet interest	(351.5)	(183.0)	(150.5)	(319.0)
Car rental fleet depreciation	(1,596.9)	(778.0)	(795.3)	(1,614.2)
Non-cash expenses and charges	193.0	95.9	69.9	167.0
Non-cash expenses and charges to arrive at LTM (a)	(0.3)	—	—	—
Extraordinary, unusual or non-recurring gains and losses	127.1	45.3	23.3	105.1
Corporate EBITDA	1,005.6	398.6	372.6	979.9
Equipment rental maintenance capital expenditures, net	(262.6)	(128.0)	(159.8)	(294.4)
Non-fleet capital expenditures, net	(104.0)	(47.1)	(35.0)	(91.9)
Changes in working capital	294.9	709.1	173.2	(241.0)
Changes in other assets and liabilities	(122.7)	(174.6)	186.9	238.8
Changes in other assets and liabilities to arrive at LTM (a)	0.3	—	—	—
Unlevered pre-tax cash flow (b)	811.5	758.0	537.9	591.4
Corporate net cash interest	(299.4)	(148.7)	(146.0)	(296.7)
Corporate cash taxes	(48.0)	(30.7)	(14.0)	(31.3)
Levered after-tax cash flow before fleet growth (b)	464.1	578.6	377.9	263.4
Equipment rental fleet growth capital expenditures	285.8	177.4	235.0	343.4
Car rental net fleet equity requirement	(378.5)	(759.0)	(803.9)	(423.4)
Levered after-tax cash flow after fleet growth (b)	$371.4	$(3.0)	$(191.0)	$183.4

Table 8 (pg. 2)

	Last Twelve	Six	Six
	Months Ended	Months Ended	Months Ended	Year Ended
	June 30,	June 30,	June 30,	December 31,
	2009	2009	2008	2008

Income (loss) before income taxes	$(1,599.2)	$(179.3)	$37.1	$(1,382.8)
Depreciation, amortization and other purchase accounting	2,333.2	1,085.6	1,185.7	2,433.3
Interest, net of interest income	769.0	325.9	402.1	845.2
Impairment charges	1,168.9	—	—	1,168.9
Noncontrolling interest	(17.3)	(7.0)	(10.5)	(20.8)
EBITDA	2,654.6	1,225.2	1,614.4	3,043.8
Adjustments:
Car rental fleet interest	(398.9)	(150.5)	(202.3)	(450.7)
Car rental fleet depreciation	(1,743.6)	(795.3)	(895.5)	(1,843.8)
Non-cash expenses and charges	148.2	69.9	34.7	113.0
Non-cash expenses and charges to arrive at LTM (a)	(0.3)	—	—	—
Extraordinary, unusual or non-recurring gains and losses	209.0	23.3	52.2	237.9
Corporate EBITDA	869.0	372.6	603.5	1,100.2
Equipment rental maintenance capital expenditures, net	(320.6)	(159.8)	(151.5)	(312.3)
Non-fleet capital expenditures, net	(45.5)	(35.0)	(94.3)	(104.8)
Changes in working capital	(164.9)	173.2	331.3	(6.8)
Changes in other assets and liabilities	(276.3)	186.9	(95.2)	(558.4)
Changes in other assets and liabilities to arrive at LTM (a)	0.3	—	—	—
Unlevered pre-tax cash flow (b)	62.0	537.9	593.8	117.9
Corporate net cash interest	(321.2)	(146.0)	(183.2)	(358.4)
Corporate cash taxes	(32.5)	(14.0)	(14.9)	(33.4)
Levered after-tax cash flow before fleet growth (b)	(291.7)	377.9	395.7	(273.9)
Equipment rental fleet growth capital expenditures	641.1	235.0	86.6	492.7
Car rental net fleet equity requirement	(445.0)	(803.9)	(410.0)	(51.1)
Levered after-tax cash flow after fleet growth (b)	$(95.6)	$(191.0)	$72.3	$167.7

(a)

Adjustment necessary due to the nature of the calculation of non-cash expenses and charges where, on a quarterly basis the cash payments for a specific liability may exceed the related non-cash expense, but not on a cumulative last twelve month basis.

(b)	Amounts include the effect of fluctuations in foreign currency.

Table 9

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions)

Unaudited

TOTAL NET CASH FLOW

	Three	Three	Six	Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Net cash provided by operating activities	$749.4	$513.9	$1,050.6	$698.4
Net cash provided by (used in) investing activities	(1,957.5)	(913.9)	(2,483.0)	83.0
Net change in restricted cash	529.1	(142.5)	389.2	(543.8)
Payment of financing costs	(23.7)	(5.3)	(25.0)	(6.8)
Payment of debt offering costs	—	(15.0)	—	(15.0)
Proceeds from exercise of stock options	1.6	1.8	2.3	2.7
Proceeds from employee stock purchase plan	0.6	0.6	1.2	1.4
Distributions to noncontrolling interest	(4.7)	(5.3)	(7.6)	(8.0)
Proceeds from sale of stock and conversion feature on debt	—	446.8	—	446.8
Proceeds from disgorgement of stockholder short-swing profits	0.1	—	0.1	—
Net settlement on vesting of restricted stock	(0.4)	—	(5.7)	—
Cash overdraft reclass	(40.3)	(9.1)	(49.7)	(25.9)

Total net cash flow	$(745.8)	$(128.0)	$(1,127.6)	$632.8

	Twelve	Six	Six
	Months Ended	Months Ended	Months Ended	Year Ended
	June 30,	June 30,	June 30,	December 31,
	2010	2010	2009	2009

Net cash provided by operating activities	$2,127.2	$1,050.6	$698.4	$1,775.0
Net cash provided by (used in) investing activities	(3,855.8)	(2,483.0)	83.0	(1,289.8)
Net change in restricted cash	564.3	389.2	(543.8)	(368.7)
Payment of financing costs	(63.2)	(25.0)	(6.8)	(45.0)
Payment of debt offering costs	(0.3)	—	(15.0)	(15.3)
Gain on extinguishment of debt	48.5	—	—	48.5
Proceeds from exercise of stock options	4.9	2.3	2.7	5.3
Proceeds from employee stock purchase plan	2.2	1.2	1.4	2.4
Distributions to noncontrolling interest	(14.7)	(7.6)	(8.0)	(15.1)
Proceeds from sale of stock and conversion feature on debt	200.1	—	446.8	646.9
Proceeds from disgorgement of stockholder short-swing profits	0.1	0.1	—	—
Net settlement on vesting of restricted stock	(7.9)	(5.7)	—	(2.2)
Cash overdraft reclass	(32.4)	(49.7)	(25.9)	(8.6)

Total net cash flow	$(1,027.0)	$(1,127.6)	$632.8	$733.4

	Twelve	Six	Six
	Months Ended	Months Ended	Months Ended	Year Ended
	June 30,	June 30,	June 30,	December 31,
	2009	2009	2008	2008

Net cash provided by operating activities	$2,233.9	$698.4	$1,008.7	$2,544.2
Net cash provided by (used in) investing activities	(332.5)	83.0	(1,492.8)	(1,908.3)
Net change in restricted cash	29.6	(543.8)	(501.6)	71.8
Payment of financing costs	(57.5)	(6.8)	(10.5)	(61.2)
Payment of debt offering costs	(15.0)	(15.0)	—	—
Proceeds from exercise of stock options	3.9	2.7	5.6	6.8
Proceeds from employee stock purchase plan	1.4	1.4	—	—
Distributions to noncontrolling interest	(26.2)	(8.0)	(6.0)	(24.2)
Proceeds from sale of stock and conversion feature on debt	446.8	446.8	—	—
Proceeds from disgorgement of stockholder short-swing profits	(0.1)	—	0.1	—
Cash overdraft reclass	(42.3)	(25.9)	(19.6)	(36.0)

Total net cash flow	$2,242.0	$632.8	$(1,016.1)	$593.1

Exhibit 1

Non-GAAP Measures: Definitions and Use/Importance

Hertz Global Holdings, Inc. (“Hertz Holdings”) is our top-level holding company.  The Hertz Corporation (“Hertz”) is our primary operating company.  The term “GAAP” refers to accounting principles generally accepted in the United States of America.

Definitions of non-GAAP measures utilized in Hertz Holdings’ August 3, 2010 Press Release are set forth below. Also set forth below is a summary of the reasons why management of Hertz Holdings and Hertz believes that the presentation of the non-GAAP financial measures included in the Press Release provide useful information regarding Hertz Holdings’ and Hertz’s financial condition and results of operations and additional purposes, if any, for which management of Hertz Holdings and Hertz utilize the non-GAAP measures.

1. Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Corporate EBITDA

We present EBITDA and Corporate EBITDA to provide investors with supplemental measures of our operating performance and liquidity and, in the case of Corporate EBITDA, information utilized in the calculation of the financial covenants under Hertz’s senior credit facilities. EBITDA is defined as consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization. Corporate EBITDA differs from the term “EBITDA” as it is commonly used. Corporate EBITDA means “EBITDA” as that term is defined under Hertz’s senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz’s senior credit facilities. The other items excluded in this calculation include, but are not limited to: non-cash expenses and charges; extraordinary, unusual or non-recurring gains or losses; gains or losses associated with the sale or write-down of assets not in the ordinary course of business; and earnings to the extent of cash dividends or distributions paid from non-controlled affiliates. Further, the covenants in Hertz’s senior credit facilities are calculated using Corporate EBITDA for the most recent four fiscal quarters as a whole. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or for any complete fiscal year.

Management uses EBITDA and Corporate EBITDA as performance and cash flow metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions. In addition, both metrics are important to allow us to evaluate profitability and make performance trend comparisons between us and our competitors. Further, we believe EBITDA and Corporate EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries.

EBITDA is also used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. Further, because we have two business segments that are financed differently and have different underlying depreciation characteristics, EBITDA enables investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance on a consolidated basis and on a segment basis to that of our peers. In addition, our management uses consolidated EBITDA as a proxy for cash flow available to finance fleet expenditures and the costs of our capital structure on a day-to-day basis so that we can more easily monitor our cash flows when a full statement of cash flows is not available.

Corporate EBITDA also serves as an important measure of our performance. Corporate EBITDA for our car rental segment enables us to assess our operating performance inclusive of fleet management performance, depreciation assumptions and the cost of financing our fleet. In addition, Corporate EBITDA for our car rental segment allows us to compare our performance, inclusive of fleet mix and financing decisions, to the performance of our competitors. Since most of our competitors utilize asset-backed fleet debt to finance fleet acquisitions, this measure is relevant for evaluating our operating efficiency inclusive of our fleet acquisition and utilization. For our equipment rental segment, Corporate EBITDA provides an appropriate measure of performance because the investment in our equipment fleet is longer-term in nature than for our car rental segment and therefore Corporate EBITDA allows management to assess operating performance exclusive of interim changes in depreciation assumptions. Further, unlike our car rental segment, our equipment rental fleet is not financed through separate securitization-based fleet financing facilities, but rather through our corporate debt. Corporate EBITDA for our equipment rental segment is a key measure used to make investment decisions because it enables us to evaluate return on investments. For both segments, Corporate EBITDA provides a relevant profitability metric for use in comparison of our performance against our public peers, many of whom publicly disclose a comparable metric. In addition, we believe that investors, analysts and rating agencies consider EBITDA and Corporate EBITDA useful in measuring our ability to meet our debt service obligations and make capital expenditures. Several of Hertz’s material debt covenants are based on financial ratios utilizing Corporate EBITDA and non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements, which could have a material adverse effect on our results of operations, financial position and cash flows.

EBITDA and Corporate EBITDA are not recognized measurements under GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities. EBITDA and Corporate EBITDA may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA and Corporate EBITDA differently than we do, EBITDA may not be, and Corporate EBITDA as presented is not, comparable to similarly titled measures reported by other companies.

Borrowings under Hertz’s senior credit facilities are a key source of our liquidity. Hertz’s ability to borrow under these senior credit facilities depends upon, among other things, the maintenance of a sufficient borrowing base and compliance with the financial ratio covenants based on Corporate EBITDA set forth in the credit agreements for Hertz’s senior credit facilities. Hertz’s senior term loan facility requires the maintenance of a specified consolidated leverage ratio and a consolidated interest expense coverage ratio based on Corporate EBITDA, while its senior asset-based loan facility requires that a specified consolidated leverage ratio and consolidated fixed charge coverage ratio be maintained for periods during which there is less than $200 million of available borrowing capacity under the senior asset-based loan facility. These financial covenants became applicable to Hertz beginning September 30, 2006, reflecting the four quarter period ending thereon. Failure to comply with these financial ratio covenants would result in a default under the credit agreements for Hertz’s senior credit facilities and, absent a waiver or an amendment from the lenders, permit the acceleration of all outstanding borrowings under the senior credit facilities. As of June 30, 2010, we performed the calculations associated with the above noted financial covenants and determined that Hertz is in compliance with such covenants.

2. Adjusted Pre-Tax Income

Adjusted pre-tax income is calculated as income before income taxes plus non-cash purchase accounting charges, non-cash debt charges relating to the amortization of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax income is important to management because it allows management to assess operational performance of our business, exclusive of the items mentioned above.  It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability.  Management believes that it is important to investors for the same reasons it is important to management and because it allows them to assess the operational performance of the Company on the same basis that management uses internally.

3. Adjusted Net Income

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing a normalized income tax rate (34% in 2010 and 2009) and noncontrolling interest. The normalized income tax rate is management’s estimate of our long-term tax rate.  Adjusted net income is important to management and investors because it represents our operational performance exclusive of the effects of purchase accounting, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

4. Adjusted Diluted Earnings Per Share

Adjusted diluted earnings per share is calculated as adjusted net income divided by, for 2010, 410.0 million which represents the approximate number of shares outstanding at December 31, 2009, and for 2009, 407.7 million which represents the actual diluted weighted average number of shares outstanding for the year ended December 31, 2008 plus 85 million shares offered in the 2009 common stock offerings. Adjusted diluted earnings per share is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting adjustments, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

5. Transaction Days

Transaction days represent the total number of days that vehicles were on rent in a given period.

6. Car Rental Rate Revenue,  Rental Rate Revenue Per Transaction Day and Rental Rate Revenue Per Transaction

Car rental rate revenue consists of all revenue, net of discounts, associated with the rental of cars including charges for optional insurance products, but excluding revenue derived from fueling and concession and other expense pass-throughs, NeverLost units in the U.S. and certain ancillary revenue. Rental rate revenue per transaction day is calculated as total rental rate revenue, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Rental rate revenue per transaction is calculated as total rental rate revenue, divided by the total number of transactions, with all periods adjusted to eliminate the effects of fluctuations in foreign currency.  Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.  These statistics are important to management and investors as they represent the best measurements of the changes in underlying pricing in the car rental business and encompass the elements in car rental pricing that management has the ability to control.  The optional insurance products are packaged within certain negotiated corporate, government and membership programs and within certain retail rates being charged.  Based upon these existing programs and rate packages, management believes that these optional insurance products should be consistently included in the daily pricing of car rental transactions.  On the other hand, non-rental rate revenue items such as refueling and concession pass-through expense items are driven by factors beyond the control of management (i.e. the price of fuel and the concession fees charged by airports).   Additionally, NeverLost units are an optional revenue product which management does not consider to be part of their daily pricing of car rental transactions.

7. Equipment Rental and Rental Related Revenue

Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and to investors as it is utilized in the measurement of rental revenue generated per dollar invested in fleet on an annualized basis and is comparable with the reporting of other industry participants.

8. Same Store Revenue Growth/Decline

Same store revenue growth/decline represents the change in the current period total same store revenue over the prior period total same store revenue as a percentage of the prior period. The same store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

9. Unlevered Pre-Tax Cash Flow

Unlevered pre-tax cash flow is calculated as Corporate EBITDA less equipment rental fleet depreciation including gain (loss) on sale, non-fleet capital expenditures, net of non-fleet disposals, plus changes in working capital (accounts receivable, inventories, prepaid expenses, accounts payable and accrued liabilities), and changes in other assets and liabilities (including public liability and property damage, U.S. pension liability, other assets and liabilities, equity and noncontrolling interest). Unlevered pre-tax cash flow is important to management and investors as it represents funds available to pay corporate interest and taxes and to grow our fleet or reduce debt.

10. Levered After-Tax Cash Flow Before Fleet Growth

Levered after-tax cash flow before fleet growth is calculated as Unlevered Pre-Tax Cash Flow less corporate net cash interest and corporate cash taxes. Levered after-tax cash flow before fleet growth is important to management and investors as it represents the funds available to grow our fleet or reduce our debt.

11. Corporate Net Cash Interest (used in the calculation of Levered After-Tax Cash Flow Before Fleet Growth)

Corporate net cash interest represents total interest expense, net of total interest income, less car rental fleet interest expense, net of car rental fleet interest income, and non-cash corporate interest charges. Non-cash corporate interest charges represent the amortization of corporate debt financing costs and corporate debt discounts. Corporate net cash interest helps management and investors measure the ongoing costs of financing the business exclusive of the costs associated with the fleet financing.

12. Corporate Cash Taxes (used in the calculation of Levered After-Tax Cash Flow Before Fleet Growth)

Corporate cash taxes represents cash paid by the Company during the period for income taxes.

13. Levered After-Tax Cash Flow After Fleet Growth

Levered after-tax cash flow after fleet growth is calculated as Levered After-Tax Cash Flow Before Fleet Growth less equipment rental fleet growth capital expenditures and less gross car rental fleet growth capital expenditures plus car rental fleet financing. Levered after-tax cash flow after fleet growth is important to management and investors as it represents the funds available for the reduction of corporate debt.

14. Net Corporate Debt

Net corporate debt is calculated as total debt excluding fleet debt less cash and equivalents and corporate restricted cash.  Corporate debt consists of senior notes issued prior to the acquisition of all of Hertz’s common stock on December 21, 2005; borrowings under our Senior Term Facility; borrowings under our Senior ABL Facility; our Senior Notes; our Senior Subordinated Notes; our 5.25% Convertible Senior Notes and certain other indebtedness of our domestic and foreign subsidiaries. Net Corporate Debt is important to management, investors and ratings agencies as it helps measure our leverage. Net Corporate Debt also assists in the evaluation of our ability to service our non-fleet-related debt without reference to the expense associated with the fleet debt, which is fully collateralized by assets not available to lenders under the non-fleet debt facilities.

15. Corporate Restricted Cash (used in the calculation of Net Corporate Debt)

Total restricted cash includes cash and cash equivalents that are not readily available for our normal disbursements. Total restricted cash and equivalents are restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities, our like-kind exchange programs and to satisfy certain of our self insurance regulatory reserve requirements. Corporate restricted cash is calculated as total restricted cash less restricted cash associated with fleet debt.

16. Net Fleet Debt

Net fleet debt is calculated as total fleet debt less restricted cash associated with fleet debt.  As of June 30, 2010, fleet debt consists of our U.S. ABS Fleet Debt, the Fleet Financing Facility, Capital Leases relating to revenue earning equipment, the International ABS Fleet Financing Facility, the Brazilian Fleet Financing Facility, the Canadian Fleet Financing Facility, Euro Notes, European Credit Facility and the pre-Acquisition ABS Notes. This measure is important to management, investors and ratings agencies as it helps measure our leverage.

17. Restricted Cash Associated with Fleet Debt (used in the calculation of Net Fleet Debt and Corporate Restricted Cash)

Restricted cash associated with fleet debt is restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities and our car rental like-kind exchange program.

18. Total Net Debt

Total net debt is calculated as net corporate debt plus net fleet debt.  This measure is important to management, investors and ratings agencies as it helps measure our leverage.

19. Total Net Cash Flow

Total net cash flow is calculated as the change in the debt balances less the change in cash and equivalents and restricted cash, adjusted for the effects of foreign currency.  Total net cash flow is important to management, investors and rating agencies as it represents funds available to grow our fleet or reduce our debt.